Exhibit 99.2

For immediate release May 9, 2007
Agassiz Energy ethanol project in Erskine, Minnesota,
on track for summer equity offering
CROOKSTON, MN ¯The Agassiz Energy, LLC Board of Governors announced KL Process Design has been chosen as the builder for the 55 million gallon-per-year ethanol facility, keeping the Erskine project on track for a summer equity offering and a fall construction start.
“With our builder in place and our business plan complete, we’re planning to move forward,” stated Don Sargeant, Chairman and Chief Manager of Agassiz Energy, “our project is on track for a summer equity offering and ground breaking this fall.”
Agassiz Energy hopes the equity offering will raise up to $58.5 million through the public offering and sale of up to 58,500,000 equity units for the locally owned and operated ethanol facility. The price per unit is one dollar, with a minimum investment of $20,000. A registration statement containing a written copy of the prospectus has been filed with the Securities and Exchange Commission and can be found at www.sec.gov or by contacting Don Sargeant as directed below.
Locations, dates and times of investor meetings will be posted on Agassiz Energy’s website, www.agassizenergy.com.
This release is neither an offer to sell nor a solicitation to buy any securities. A registration statement relating to Agassiz Energy units has been filed with the Securities and Exchange Commission (SEC) and the Minnesota, North Dakota and South Dakota securities administrators. The offering may be made only by prospectus and only to qualified Minnesota, North Dakota or South Dakota residents (individual, business or organization.) Periodic and current reports containing, including risk factors related to this investment, have been filed with the SEC and can e found at www.sec.gov.
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For more information contact:
Don Sargeant, Chief Manager
Agassiz Energy, LLC
510 County Road 71
Crookston, MN 56716
(218) 281-8074; fax (218) 281-8052
www.agassizenergy.com
Safe Harbor Statement
This release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, which include our intentions with respect to the offering of the units and our use of the proceeds received from the sale of the units, involve known and unknown risks and uncertainties which could cause actual results or facts to differ materially from such statements for a variety of reasons including, but not limited to, our ability to successfully consummate the sale of the units. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. We undertake no obligation to update publicly or revise any forward-looking statements.